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                                                                    EXHIBIT 23.1



                               CONSENT OF KPMG LLP



The Board of Directors
Wells-Gardner Electronics Corporation:



We consent to incorporation by reference in this registration statement on Form S-8 of Wells-Gardner Electronics Corporation of our reports dated January 27, 2000, relating to the balance sheets of Wells-Gardner Electronics Corporation as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows, and the related financial statement schedule, for each of the years in the three-year period ended December 31, 1999, which reports appear in or are incorporated by reference in the December 31, 1998 annual report on Form 10-K of Wells-Gardner Electronics Corporation.



                                                              KPMG LLP







Chicago, Illinois
May 12, 2000